Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
703.720.2455	703.720.2455	703.720.3929	703.720.2352

FOR IMMEDIATE RELEASE: April 25, 2017
Capital One Reports First Quarter 2017 Net Income of $810 million, or $1.54 per share
Excluding adjusting items, First Quarter 2017 Net Income of $910 million or $1.75 per share(1)
McLean, Va. (April 25, 2017) – Capital One Financial Corporation (NYSE: COF) today announced net income for the first quarter of 2017 of $810 million, or $1.54 per diluted common share, compared to the fourth quarter of 2016 with net income of $791 million, or $1.45 per diluted common share, and the first quarter of 2016 with net income of $1.0 billion, or $1.84 per diluted common share. We recorded a build in the U.K. Payment Protection Insurance customer refund reserve (“U.K. PPI Reserve”) of $99 million in the first quarter of 2017. Excluding this adjusting item, net income for the first quarter of 2017 was $910 million or $1.75 per diluted common share(1).

“In the first quarter, we continued to deliver resilient growth,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “As banking is being revolutionized by digital, we are investing to lead the transformation and drive growth opportunities. We are improving efficiency. And we are building an enduring customer franchise. We remain well positioned to deliver attractive growth and returns, as well as significant capital distribution, subject to regulatory approval.”
All comparisons below are for the first quarter of 2017 compared with the fourth quarter of 2016 unless otherwise noted.
First Quarter 2017 Income Statement Summary:

•	Total net revenue remained flat at $6.5 billion.

•	Total non-interest expense decreased 7 percent to $3.4 billion:

•	31 percent decrease in marketing.

•	1 percent decrease in operating expenses.

•	Pre-provision earnings increased 7 percent to $3.1 billion(2).

•	Provision for credit losses increased 14 percent to $2.0 billion:

•	Net charge-offs of $1.5 billion.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

(2)	Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period.

Capital One First Quarter 2017 Earnings

•	$482 million reserve build.

•	Net interest margin of 6.88 percent, up 3 basis points.

•	Efficiency ratio of 52.55 percent:

▪	Efficiency ratio excluding the U.K. PPI Reserve build of $99 million was 51.55 percent(1).
First Quarter 2017 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 10.4 percent at March 31, 2017.

•	Period-end loans held for investment in the quarter decreased $5.0 billion, or 2 percent, to $240.6 billion.

•	Domestic Card period-end loans decreased $6.0 billion, or 6 percent, to $91.1 billion.

•	Consumer Banking period-end loans increased $928 million, or 1 percent, to $74.0 billion:

•	Auto period-end loans increased $1.9 billion, or 4 percent, to $49.8 billion.

•	Home loans period-end loans decreased $846 million, or 4 percent, to $20.7 billion, driven by run-off of acquired portfolios.

•	Commercial Banking period-end loans increased $404 million, or 1 percent, to $67.3 billion.

•	Average loans held for investment in the quarter increased $1.5 billion, or less than 1 percent, to $241.5 billion.

•	Domestic Card average loans increased $411 million, or less than 1 percent, to $93.0 billion.

•	Consumer Banking average loans increased $672 million, or 1 percent, to $73.3 billion:

•	Auto average loans increased $1.5 billion, or 3 percent, to $48.7 billion.

•	Home loans average loans decreased $835 million, or 4 percent, to $21.1 billion, driven by run-off of acquired portfolios.

•	Commercial Banking average loans increased $423 million, or 1 percent, to $66.9 billion.

•	Period-end total deposits increased $4.4 billion, or 2 percent, to $241.2 billion, while average deposits increased $6.3 billion, or 3 percent, to $238.6 billion.

•	Interest-bearing deposits rate paid increased 2 basis points to 0.66 percent.

Capital One First Quarter 2017 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on April 25, 2017 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us,” then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through May 9, 2017 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2016.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $241.2 billion in deposits and $348.5 billion in total assets as of March 31, 2017. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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